Exhibit 99.1

PRESS RELEASE

Resolute Announces Asset Purchase Agreement

to Sell the Thunder Bay Pulp and Paper Mill

MONTRÉAL, CANADA, May 30, 2023 – Resolute Forest Products Inc., a subsidiary of Domtar Corporation and a part of the Paper Excellence Group, today announced that it has entered into an asset purchase agreement to sell its Thunder Bay (Ontario) pulp and paper mill to an affiliate of Atlas Holdings. The transaction, expected to close in the second half of the year, is subject to the satisfaction or waiver of closing conditions, including obtaining required regulatory approvals.

Resolute will continue to operate its sawmills and woodlands operations in Northwestern Ontario. At the closing of the transaction, the parties will enter into certain ancillary agreements, including a long-term woodchip and biomass supply agreement pursuant to which Resolute will continue to provide chips and biomass to the Thunder Bay mill.

“The mill is an exceptional asset,” said Remi G. Lalonde, Resolute’s president and chief executive officer. “I am confident that the dedicated and talented team in Thunder Bay will have a prosperous future, and I sincerely wish them all the best.”

The sale of the Thunder Bay mill is a requirement under the consent agreement entered into between Domtar Corporation and the Canadian Commissioner of Competition and registered with the Canadian Competition Tribunal in connection with its review of Domtar Corporation’s recent acquisition of Resolute.

Advisors

BMO Capital Markets is serving as exclusive financial advisor to Resolute, and Stikeman Elliott LLP is serving as its legal advisor.

Cautionary Statements Regarding Forward-Looking Information

Expectations with respect to the closing are forward-looking statements. Actual results could differ materially from those suggested by these statements for a number of reasons, including either party’s failure to satisfy the closing conditions and other factors impacting the paper industry or the mill.

About Resolute Forest Products

Resolute Forest Products is a leading producer of a diverse range of wood, pulp, tissue and paper products, which are marketed in 60 countries. The company operates some 40 facilities, as well as power generation assets, in the United States and Canada and has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Headquartered in Montreal (Quebec), the company is a subsidiary of Domtar Corporation and a part of the Paper Excellence Group. To learn more, visit www.resolutefp.com.

Contacts

Resolute Forest Products	Atlas Holdings
Seth Kursman	Deborah Bacal
Vice President, Corporate Communications, Sustainability and Government Affairs	Senior Consultant 416 457-6354
514 394-2398	atlasholdingsllcmedia@crestviewstrategy.com
seth.kursman@resolutefp.com